Rent-Way Reports Fiscal 2003 Full Year and Fourth Quarter Revenues

Fourth Quarter Same Store Rental Business Revenues up 2.5%

        ERIE, Pa., October 20, 2003 — Rent-Way Inc. (NYSE: RWY) today reported unaudited fiscal 2003 full year and fourth quarter consolidated revenues of $491.4 million and $119.0, respectively. Unaudited fiscal 2003 full year and fourth quarter core rental business revenues were $457.3 million and $112.0 million, respectively. Same store core rental business revenues increased approximately 2.5% in the fiscal 2003 fourth quarter versus the same quarter in fiscal 2002.

        “We are encouraged by these results, especially our positive comp sales growth in the fourth quarter. We are seeing the benefits of our investments in marketing and advertising and we expect to continue these investments in order to drive top-line growth in future quarters,” stated William E. Morgenstern, Chairman and CEO of Rent-Way. “As I stated on our last earnings conference call, our investments in growth will contribute to a net loss in the 2003 fourth quarter. However, we believe the strategic investments we are making in the near term will result in much improved bottom line performance for fiscal year 2004 and create a solid platform for growth through new store openings. We expect to release complete results for fourth quarter and full year fiscal 2003 in mid-to-late November. We will provide additional guidance on our expected fiscal 2004 performance at that time.”

About Rent-Way

        Rent-Way is one of the nation’s largest operators of rental-purchase stores. Rent-Way rents quality name brand merchandise such as home entertainment equipment, computers, furniture and appliances from 753 stores in 33 states.

Safe-Harbor Statements

        This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements contain the words “project,” “anticipate,” “believe,” “expect,” intend,” “will,” “may,” and similar words and expressions. Each such statement is subject to uncertainties, risks and other factors that could cause actual results or performance to differ materially from the results or performance expressed in or implied by such statements. The forward-looking statements in this news release that contain projections of the company’s expected financial performance and other projections regarding future performance are inherently subject to change given the nature of projections and the company’s actual performance may be better or worse than projected. Uncertainties, risks and other factors that may cause actual results or performance to differ materially from any results or performance expressed or implied by forward-looking statements in this news release include: (1) the company’s ability to control its operating expenses and to realize operating efficiencies; (2) the company’s ability to develop, implement and maintain adequate and reliable internal accounting systems and controls; (3) the company’s ability to retain existing senior management and to attract additional management employees; (4) general economic and business conditions, including demand for the company’s products and services; (5) general conditions relating to the rental-purchase industry, including the impact of state and federal laws regulating or otherwise affecting the rental-purchase transaction; (6) competition in the rental-purchase industry, including competition with traditional retailers; (7) the company’s ability to make principal and interest payments on its high level of outstanding debt; and (8) the company’s ability to open new stores and cause those new stores to operate profitably. A discussion of other risk factors that may cause actual results to differ from the results expressed in or implied by these forward-looking statements can be found in the company’s filings with the SEC. The company disclaims any duty to provide updates to the forward-looking statements made in this news release.